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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY

         The following is a list of our active subsidiaries as of December 31, 2003, including the jurisdiction of incorporation of each and the names under which such subsidiaries conduct business. In the case of each subsidiary which is indented, its immediate parent owns beneficially all of the voting securities, except New Valley Corporation of which VGR Holding Inc. and New Valley Holdings, Inc. collectively owned approximately 58% of such voting securities.

VGR Holding Inc.                                                 Delaware
         Brooke Group Holding Inc.                               Delaware
                  Liggett Group Inc.                             Delaware
         New Valley Holdings, Inc.                               Delaware
                  New Valley Corporation                         Delaware
         Vector Tobacco Inc.                                     Delaware
         Liggett Vector Brands Inc.                              Delaware

         Not included above are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.